Exhibit 10.2

SALES CONTRACT
CONTRACT NO.: (2008) NO. 06-0002

The SelleræHongchang Biotech Co., Ltd. of Lianyungang City
The Buyer: Niusule Biotech Corp.
Signed at: Confirmed by fax

This contract is made by and between the Buyer and the Seller. Whereby the Buyer agrees to buy and the Seller agrees to sell the under-mentioned commodity according to the terms and conditions stipulated below:

1. NAME AND PRICE OF THE COMMODITY

Name	Type	Specification	Unit Price	Packing
high fructose syrup	F55	QB1216-2004	0.52 dollar/kg	Food Grade PE barrel

2. PACKING STANDARDS OF THE COMMODITY AND THE SUPPLY AND RETRIEVAL OF PACKING MATERIALS

The packing of the commodity is provided byehe Seller, but ehe Buyer shall pay the Seller 7.22 dollar per barrel as deposit. Within three working days from the date packing materials is returned, The Seller shall returned the deposit to the appointed account of The Buyer subject to the returned quantity.

3. ACCEPTANCE CRITERIA, PLACE, PERIOD

3.1 ACCEPTANCE CRITERIA: Confirm to the Acceptance Criteria for Good Quality as specified in the related national law

3.2 ACCEPTANCE PLACE: In the factory of The Buyer.

3.3 ACCEPTANCE PERIOD: The Buyer shall accept and inspect the goods within three days upon receipt of goods. In case the Buyer fails to check and accept the goods within the time limit, it shall be deemed the goods has been accepted. If the goods are unqualified, the Seller shall recall those goods on time, and The Buyer shall cooperate. However, if the Buyer find the quality problem in production process, the Seller will approve the Buyer to return or change the goods unconditionally. If it is the Buyer's fault - e.g. mistore of the products - that causes the discrepancy, the Seller must bear the liability by himself.

4. DELIVERY TIME AND QUANTITY AND PLACE

The Buyer should pass on the order seven working days in advance, and the delivery date should subject to the order the parties entered.

5. TRANSPORTATION

The Buyer is responsible for the delivery of goods, and bear the freight of goods and other fees occur in the transportation.

6. METHOD OF PAYMENT

6.1 Method of payment: Delivery against payment

6.2 The Buyer shall be obliged to assist The Seller check and return all the package materials to the date of termination. And pay for compensation of the damaged package.

7. Force Majeure

The liability for the losses due to force majeure shall be partially or totally eliminated.

The party who faces force-majeure circumstances shall give notice thereof in writing to the other party within fourteen days after the end of such force majuere event, and a valid document for evidence issued by the relevant public notary organization. if, force majeure happened during one party’s purposefully delayed contract performance period, the liability shall not be eliminated.”

8. JURISDICTION

Any disputes arising in connection with this Contract should be amicably by the Parties through consultation. In case no settlement can be reached, either party can institute legal proceedings in the courts which have jurisdiction over the parties according to the relevant laws and regulations.

9. MISCELLANEOUS

Supplement agreement in writing shall be made for issues not settled in the Contract through common consultation between the Parties, which shall have the same legal force with stipulations of the original Contract.

10. CONTRACT PERIOD, NUMBER OF COPIES
10.1 This Contract takes effect from the date of its execution by fax.
10.2 The Contract shall be served in copies, each party holding a copy.

11. DEFAULT

In the course of implementation of the Contract, if there is evidence of a breach of agreement by either party, the default party should be liable to the other party for breach and pay a breach penalty to The Buyer.

The Seller: Hongchang Biotech Co., Ltd. of Lianyungang City

The Buyer: Niusule Biotech Corp.